UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 29, 2008

EMAGEON INC.

(Exact name of registrant as specified in charter)

Delaware	0-51149	63-1240138

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Corporate Drive, Suite 200, Birmingham, Alabama	35242

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(205) 980-9222

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
Appointment of Temporary Principal Operating Officer
     As previously announced, on July 25, 2008, Chris E. Perkins resigned from his position as Chief Operating Officer of Emageon Inc. (the “Company”). On July 29, 2008, the Board of Directors of the Company appointed Keith Stahlhut to serve as the Company’s principal operating officer until such time as a successor Chief Operating Officer is appointed.
     Mr. Stahlhut, age 52, has served as the Company’s Senior Vice President, Sales, since January 1, 2008. He served as the Company’s Vice President, National Account Sales, from January 2006 to December 2007, and as the Company’s Vice President, Client Sales and Support, from January 2004 to December 2005, and as the Company’s Vice President, Strategic Partnerships, from February 2000 to December 2003.
Appointment of New Director
     On July 29, 2008, pursuant to the terms of the agreement (the “Agreement”), dated June 22, 2008, entered into by the Company, Charles A. Jett, Jr. and affiliates of Oliver Press Partners, LLC terminating the proxy contest with respect to the election of directors at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”), the Board of Directors of the Company appointed Bradley S. Karro as a member of the Company’s Board of Directors to replace Charles A. Jett, Jr., who resigned from the Company’s Board of Directors immediately following the 2008 Annual Meeting. In addition, in accordance with the terms of the Agreement, Mr. Karro was appointed to the Strategic Alternatives Committee of the Company’s Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGEON INC. (Registrant)
By:	/s/ John W. Wilhoite
John W. Wilhoite
Chief Financial Officer and Treasurer

Date: August 4, 2008